MOSS ADAMS LLP
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Offering Statement on Form 1-A of Mackenzie Realty Capital, Inc. of our report dated September 21, 2020 relating to the consolidated financial statements of Mackenzie Realty Capital, Inc. as of June 30, 2020 and 2019 and for each of the three years in the period ended June 30, 2020, and to the reference to our firm under the heading “Independent Auditors” in the Offering Circular, which is part of this Offering Statement.
San Francisco, California
April 1, 2021